News Release

ascena retail group, Inc. reports

THIRD Quarter results

– consolidated comparable store sales increase 5% –

– company Reaffirms fiscal 2012 earnings guidance –

SUFFERN, NY – May 31, 2012 – Ascena Retail Group, Inc. (NASDAQ – ASNA) today reported financial results for its fiscal third quarter and nine months ended April 28, 2012.

Fiscal Third Quarter Results

Net income for the third quarter of Fiscal 2012 was $49.4 million, representing a slight decrease to the year-ago quarter’s net income of $51.8 million. Earnings per share for the third quarter of Fiscal 2012 decreased slightly to $0.31 per diluted share, compared to $0.32 of earnings per diluted share for the third quarter of Fiscal 2011. The decrease in net income and earnings per share for the third quarter of Fiscal 2012 was entirely attributable to the incurrence of $6.8 million, or $0.03 per diluted share, of costs relating to the pending acquisition of Charming Shoppes, Inc.

Net sales for the third quarter of Fiscal 2012 increased 8% to $783.3 million, compared to $722.8 million for last year’s third quarter. This was primarily due to a 5% increase in comparable store sales, and strong growth in sales from new stores and e-commerce. Consolidated comparable store sales include stores open for at least one year and do not include e-commerce sales results. The Company was pleased to note that e-commerce sales increased 55% to $36 million versus last year’s comparable period. The Company’s comparable store sales and net sales by brand for the fiscal third quarter were as follows:

Third Quarter Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales	April 28, 2012	April 30, 2011
dressbarn	6%	$271.6	$255.4
maurices	(1)%	223.9	208.2
Justice	8%	287.8	259.2
Total Company	5%	$783.3	$722.8

Selling, general and administrative (“SG&A”) expenses for the third quarter of Fiscal 2012 were $229.0 million, or 29.2% of sales, compared to $210.5 million, or 29.1% of sales last year. The marginal increase in SG&A expenses as a percent of sale was related to an increase in stock-based compensation costs.

Operating income for the third quarter of Fiscal 2012 decreased slightly to $85.3 million, or 10.9% of sales, compared to $86.4 million, or 12.0% of sales last year. The 110 basis point decrease in operating income as a percent of sales was due to a combination of a decrease in merchandise margin due to higher promotional markdowns, as well as the impact of higher SG&A expenses.

Fiscal Nine Month Results

Net income for the first nine-month period of Fiscal 2012 increased by 13% to $160.6 million, compared to net income of $142.3 million for the first nine months of Fiscal 2011. Earnings per share for the first nine-month period of Fiscal 2012 increased by 15% to $1.01 per diluted share, compared to $0.88 of earnings per diluted share for the first nine months of Fiscal 2011. This growth in net income and earnings per share for the first nine months of Fiscal 2012 was partially offset by the incurrence of the above-mentioned $6.8 million, or $0.03 per diluted share, of costs relating to the pending Charming Shoppes acquisition.

Net sales for the first nine-month period of Fiscal 2012 increased 10% to $2.4 billion, compared to $2.2 billion for last year’s first nine months. The overall increase was primarily due to a 6% comparable store sales increase, and strong growth in sales from new stores and e-commerce. E-commerce sales increased 55% to $121 million versus last year. The Company’s comparable store sales and net sales by brand for the first nine months were as follows:

Nine Months Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales	April 28, 2012	April 30, 2011
dressbarn	4%	$747.2	$707.2
maurices	2%	651.4	593.5
Justice	9%	1,015.0	887.5
Total Company	6%	$2,413.6	$2,188.2

SG&A expenses for the first nine-month period of Fiscal 2012 were $685.5 million, or 28.4% of sales, compared to $625.7 million, or 28.6% of sales last year. The 20 basis point improvement in SG&A expenses was primarily due to leverage on higher sales.

Operating income for the first nine-month period of Fiscal 2012 increased 11.1% to $261.8 million, or 10.8% of sales, compared to $235.7 million, or 10.8% of sales last year. The $26.1 million increase is attributable to increased margin on higher sales, partially offset by an increase in SG&A expenses.

Fiscal Third Quarter Balance Sheet Highlights

The Company ended the third quarter of Fiscal 2012 with $616.5 million in cash and investments, compared to $436.1 million in cash and investments at the end of Fiscal 2011. The Company expects to use a significant portion of its cash and investments balance to partially fund the Charming Shoppes acquisition, which is expected to close in mid-June 2012.

The Company repurchased approximately 2.7 million shares at an aggregate cost of $37.2 million during the first nine months of Fiscal 2012.

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Commentary

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “Our overall financial performance in the quarter was in-line with expectations and reflects the continued challenging marketplace for retailers and consumers. Our ability to perform well despite these pressures validates the strength of our product, the loyalty of our customers and our strategy to build a compelling, diversified business. We are gratified and excited to powerfully move this strategy forward with the anticipated addition of Charming Shoppes to the Ascena portfolio of brands.”

Reaffirms Fiscal July 2012 Earnings Guidance

The Company today reaffirmed guidance for earnings per diluted share for the fiscal year ending July 2012 in the range of $1.37 to $1.40, excluding the impact on earnings of the pending Charming Shoppes acquisition, which is currently scheduled for a mid-June closing. Items excluded include the impact on earnings from acquisition-related costs during the fiscal third quarter and those anticipated in the fourth quarter, as well as any impact of the acquisition on the combined operating results of the Company. This estimate is based upon various assumptions for the remainder of the year, including a mid-single digit increase in consolidated comparable store sales. The Company plans to end the fiscal year with approximately 2,600 dressbarn, maurices and Justice stores in operation.

Conference Call Information

The Company will conduct a conference call today, May 31, 2012, at 4:30 PM Eastern Time to review its third quarter fiscal 2012 results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 614-2703 prior to the start time, the passcode is 36779645. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until June 30, 2012 by dialing (617) 801-6888, the passcode is 68605679.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries approximately 2,600 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operates 838 stores in 48 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 813 stores in 44 states and Canada. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 920 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

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Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 30, 2011 and in its last filed Quarterly Report on Form 10-Q for the quarter ended January 28, 2012.

CONTACT:	Ascena Retail Group, Inc.

Investor Relations

(845) 369-4600

ICR, Inc.

James Palczynski

Senior Managing Director

(203) 682-8229

jp@icrinc.com

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Third Quarter Ended
	April 28, 2012	% of Net Sales	April 30, 2011	% of Net Sales
Net sales	$783.3	100.0%	$722.8	100.0%
Cost of goods sold, including occupancy and buying costs	(443.4)	(56.6)%	(404.9)	(56.0)%
Gross profit	339.9	43.4%	317.9	44.0%
Selling, general and administrative expenses	(229.0)	(29.2)%	(210.5)	(29.1)%
Depreciation and amortization expense	(25.6)	(3.3)%	(21.0)	(2.9)%
Operating income	85.3	10.9%	86.4	12.0%

Interest expense	(0.2)	—	(0.6)	(0.1)%
Interest and other income, net	0.8	0.1%	0.9	0.1%
Acquisition-related costs	(6.8)	(0.9)%	—	—
Income before provision for income taxes	79.1	10.1%	86.7	12.0%
Provision for income taxes	(29.7)	(3.8)%	(34.9)	(4.8)%
Net income	$49.4	6.3%	$51.8	7.2%

Net income per common share:
Basic	$0.32		$0.33
Diluted	$0.31		$0.32

Weighted average common shares outstanding:
Basic	153.3		155.7
Diluted	159.9		161.7

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Nine Months Ended
	April 28, 2012	% of Net Sales	April 30, 2011	% of Net Sales
Net sales	$2,413.6	100.0%	$2,188.2	100.0%
Cost of goods sold, including occupancy and buying costs	(1,391.1)	(57.6)%	(1,261.3)	(57.6)%
Gross profit	1,022.5	42.4%	926.9	42.4%
Selling, general and administrative expenses	(685.5)	(28.4)%	(625.7)	(28.6)%
Depreciation and amortization expense	(75.2)	(3.1)%	(65.5)	(3.0)%
Operating income	261.8	10.8%	235.7	10.8%

Interest expense	(0.7)	—	(1.9)	(0.1)%
Interest and other income, net	2.7	0.1%	2.6	0.1%
Acquisition-related costs	(6.8)	(0.3)%	—	—
Income before provision for income taxes	257.0	10.6%	236.4	10.8%
Provision for income taxes	(96.4)	(4.0)%	(94.1)	(4.3)%
Net income	$160.6	6.7%	$142.3	6.5%

Net income per common share:
Basic	$1.05		$0.91
Diluted	$1.01		$0.88

Weighted average common shares outstanding:
Basic	153.3		156.5
Diluted	159.1		162.3

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Balance Sheets (Unaudited)

(millions)

	April 28, 2012	July 30, 2011	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$363.2	$243.5	$314.2
Short-term investments	246.6	54.1	53.0
Inventories	348.9	365.3	300.9
Assets held for sale	29.9	—	—
Deferred tax assets	29.6	25.3	23.6
Prepaid expenses and other current assets	76.2	72.3	67.3
Total current assets	1,094.4	760.5	759.0
Non-current investments	6.7	138.5	120.6
Property and equipment, net	485.6	489.0	483.6
Goodwill	234.3	234.3	229.7
Other intangible assets, net	183.3	184.2	184.6
Other assets	34.1	33.1	34.9
TOTAL ASSETS	$2,038.4	$1,839.6	$1,812.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$184.8	$181.9	$169.7
Accrued expenses and other current liabilities	167.1	162.4	148.8
Deferred income	35.8	32.3	35.8
Income taxes payable	4.0	5.6	3.7
Current portion of long-term debt	—	—	1.5
Total current liabilities	391.7	382.2	359.5

Long-term debt	—	—	23.5
Lease-related liabilities	169.3	169.2	169.4
Deferred income taxes	62.2	45.7	45.2
Other non-current liabilities	89.9	84.5	72.7
Total liabilities	713.1	681.6	670.3
Equity	1,325.3	1,158.0	1,142.1
TOTAL LIABILITIES AND EQUITY	$2,038.4	$1,839.6	$1,812.4

See accompanying notes.

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Ascena Retail Group, Inc.

Segment Information (Unaudited)

(millions)

	Third Quarter Ended		Nine Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Net sales:
dressbarn	$271.6	$255.4	$747.2	$707.2
maurices	223.9	208.2	651.4	593.5
Justice	287.8	259.2	1,015.0	887.5
Total net sales	$783.3	$722.8	$2,413.6	$2,188.2

	Third Quarter Ended		Nine Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Operating income:
dressbarn	$24.0	$22.4	$25.6	$24.4
maurices	37.9	40.3	88.0	90.1
Justice	23.4	23.7	148.2	121.2
Total operating income	$85.3	$86.4	$261.8	$235.7

See accompanying notes.

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Ascena Retail Group, Inc.

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

Segment Information

In January 2011, the Company completed an internal corporate reorganization and established a new holding company named Ascena Retail Group, Inc., to own the interests of each of the dressbarn, maurices and Justice brands through wholly owned subsidiaries. In connection therewith, beginning in Fiscal 2012, the Company implemented a new methodology to allocate corporate overhead costs to each of its operating segments on a reasonable basis.

As previously disclosed in the Company’s Current Report on Form 8-K filed on December 16, 2011, in order to conform to this new cost allocation methodology, the Company has recasted historically reported segment operating results in order to enhance the comparability of its segmental operating performance. There have been no changes in total net sales or total operating income as a result of this change.

A reconciliation of the Company’s operating income for each segment under the historical and recasted basis of reporting for the three months and nine months ended April 30, 2011 is as follows:

Fiscal Third Quarter (millions)	April 30, 2011
	As Previously Reported	Adjustment	As Recasted
Operating income:
dressbarn	$17.6	$4.8	$22.4
maurices	42.8	(2.5)	40.3
Justice	26.0	(2.3)	23.7
Total operating income	$86.4	$—	$86.4

Fiscal Nine Months (millions)	April 30, 2011
	As Previously Reported	Adjustment	As Recasted
Operating income:
dressbarn	$10.6	$13.8	$24.4
maurices	97.9	(7.8)	90.1
Justice	127.2	(6.0)	121.2
Total operating income	$235.7	$—	$235.7

Common Stock Split

On April 3, 2012, the Company issued a two-for-one common stock split, effected in the form of a 100% stock dividend. All common share and earnings per share data presented in the attached unaudited consolidated financial statements has been adjusted to reflect the stock split.

Other Reclassifications

Certain other immaterial reclassifications have been made to the prior period’s financial information in order to conform to the current period’s presentation.

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